EXHIBIT 99.1

QCR Holdings, Inc. Announces Stock Repurchase Program Renewal

MOLINE, Ill., May 19, 2022 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (NASDAQ: QCRH) today announced that its Board of Directors authorized a share repurchase program, permitting the repurchase of up to 1,500,000 shares of its outstanding common stock, or approximately 8.5% of the outstanding shares as of May 1, 2022.

“This share repurchase program reflects the Company’s continued commitment to creating and enhancing value for our shareholders,” said Larry J. Helling, Chief Executive Officer. “The plan provides us with another tool to best allocate capital and allows us to buy back our shares when it fits within our capital plan.”

The repurchase program permits shares to be repurchased in open market or private transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rules 10b5-1 and 10b-18 of the Securities and Exchange Commission. The timing, manner, price and amount of any repurchases will be determined by the Company in its discretion and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors. The repurchase program does not obligate the Company to purchase any particular number of shares.

About Us

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company serving the Quad Cities, Cedar Rapids, Cedar Valley, Des Moines/Ankeny and Springfield communities through its wholly-owned subsidiary banks. The banks provide full-service commercial and consumer banking and trust and wealth management services. Quad City Bank & Trust Company, based in Bettendorf, Iowa, commenced operations in 1994, Cedar Rapids Bank & Trust Company, based in Cedar Rapids, Iowa, commenced operations in 2001, Community State Bank, based in Ankeny, Iowa, was acquired by the Company in 2016, Springfield First Community Bank, based in Springfield, Missouri, was acquired by the Company in 2018, and Guaranty Bank, also based in Springfield, Missouri, was acquired by the Company and merged with Springfield First Community Bank on April 1, 2022, with the combined entity operating under the Guaranty Bank name. Additionally, the Company serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company. Quad City Bank & Trust Company offers equipment loans and leases to businesses through its wholly-owned subsidiary, m2 Equipment Finance, LLC, based in Milwaukee, Wisconsin, and also provides correspondent banking services. Including the Guaranty Bank acquisition, the Company now has 40 locations in Iowa, Missouri, Wisconsin and Illinois. As of March 31, 2022, the Company had approximately $6.2 billion in assets, $4.8 billion in loans and $4.8 billion in deposits. For additional information, please visit the Company’s website at www.qcrh.com.

Contacts:

Todd A. Gipple	Kim K. Garrett
President	Vice President, Corporate Communications
Chief Operating Officer	Investor Relations Manager
Chief Financial Officer	(319) 743-7006
(309) 743-7745	kgarrett@qcrh.com
tgipple@qcrh.com